Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Harvey Kamil	Carl Hymans
	NBTY, Inc.	G.S. Schwartz & Co.
	President & Chief Financial Officer	212-725-4500
	631-200-2020	carlh@schwartz.com

NBTY ANNOUNCES FIRST QUARTER PRELIMINARY UNAUDITED NET SALES RESULTS

BOHEMIA, N.Y. — January 16, 2007 - NBTY, Inc. (NYSE:NTY) (www.NBTY.com), a leading global manufacturer and marketer of nutritional supplements, today announced the following preliminary unaudited net sales results for the fiscal first quarter ended December 31, 2006 by segment:

NET SALES
(Preliminary and Unaudited)
FOR THE FISCAL FIRST QUARTER ENDED DECEMBER 31
($ In Millions)

	2006	2005	% Change

Wholesale / US Nutrition	$247	$224	10%

North American Retail / Vitamin World	$55	$58	-6%

European Retail / Holland & Barrett / GNC (UK)	$153	$140	10%

Direct Response/ Puritan’s Pride	$52	$33	56%

Total	$506	$455	11%

European Retail net sales in local currency were unchanged from the prior like period.
Vitamin World same store sales increased 2% for the fiscal first quarter ended December 31, 2006.

ABOUT NBTY
NBTY is a global leading vertically integrated manufacturer, marketer and distributor of a broad line of high-quality, value-priced nutritional supplements in the United States and throughout the world.  Under a number of NBTY and third party brands, the Company offers over 22,000 products, including products marketed by the Company’s Nature’s Bounty®, Vitamin World®, Puritan’s Pride®, Holland & Barrett®, Rexall®, Sundown®, MET-Rx®, WORLDWIDE Sport Nutrition®, American Health®, GNC (UK)®, DeTuinen®, LeNaturiste™, SISU®, Solgar® and Ester-C® brands.